PROSPECTUS SUPPLEMENT NO. 3                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated January 23, 2004)    Registration Statement No. 333-108544



                            SEALED AIR CORPORATION

                       6,160,708 SHARES OF COMMON STOCK

         This prospectus supplement relates to the offer and sale from time to time of up to 6,160,708 shares of common stock, $0.10 par value per share, of Sealed Air Corporation, a Delaware corporation, by the selling stockholders named in the prospectus dated January 23, 2004 and in this prospectus supplement. This prospectus supplement may only be delivered or used in connection with our prospectus dated January 23, 2004. Our common stock is traded on the New York Stock Exchange under the symbol "SEE."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   PROSPECTUS SUPPLEMENT DATED APRIL 1, 2004

         The information appearing in the following table supplements or supersedes in part the information in the table under the caption "Selling Stockholders," beginning on page 9 in our prospectus and was provided by or on behalf of the selling stockholders.



                                                   COMMON STOCK                      COMMON STOCK TO
                                                   BENEFICIALLY                      BE BENEFICIALLY
                                                   OWNED AS OF       COMMON STOCK      OWNED AFTER      PERCENTAGE OF
                                                    MARCH 31,      OFFERED IN THIS         THIS          ALL COMMON
                     NAME                            2004 (1)       PROSPECTUS (1)     OFFERING (1)       STOCK (2)
                     ----                           ---------       --------------     ------------       ---------

Attorney's Title Insurance Fund (3)                     1,785             1,785              --                --
Chrysler Corporation Master Retirement
  Trust(4)                                            125,785           125,785              --                --
Delta Air Lines Master Trust - CV (4)                  25,785            25,785              --                --
Delta Pilots Disability & Survivorship Trust
  - CV (4)                                             12,571            12,571              --                --
Herca Select Fund (5)                                  14,285            14,285              --                --
Highbridge International LLC (6)                      257,142           257,142              --                --
HSBC Trustee, Zola Managed Trust                       12,857            12,857              --                --
International Truck & Engine Corporation
  Non-Contributory Retirement Plan Trust (4)           14,999            14,999              --                --
International Truck & Engine Corporation
  Retirement Plan for Salaried Employees
  Trust(4)                                             16,214            16,214              --                --
Lyxor/Zola Fund, Ltd.                                  37,142            37,142              --                --
Motion Picture Industry Health Plan -
  Active(4)                                             6,142             6,142              --                --
Motion Picture Industry Health Plan -
  Retiree (4)                                           4,857             4,857              --                --
OCM Convertible Trust (4)                              50,285            50,285
Qwest Occupational Health Trust (4)                     7,071             7,071              --                --
S.A.C. Capital Associates, LLC (7)                     57,142            57,142              --                --
Sage Capital Management, LLC (8)                       69,999            69,999              --                --
San Diego County Employee Retirement
    Association (5)                                    21,428            21,428              --                --
Southern Farm Bureau Life Insurance (3)                11,785            11,785              --                --
State Employees' Retirement Fund of the State
    of Delaware (4)                                    29,428            29,428              --                --
State of Florida Division of Treasury (3)              22,142            22,142              --                --
UnumProvident Corporation (4)                           9,357             9,357              --                --
Vanguard Convertible Securities Fund, Inc. (4)        389,285           389,285              --                --
Xavex Convertible Arbitrage I Fund.                     3,571             3,571              --                --
Zazove Convertible Arbitrage Fund, L.P. (5)            85,714            85,714              --                --
Zazove Hedged Convertible Fund, L.P. (5)               57,142            57,142              --                --
Zazove Income Fund, L.P. (5)                           28,571            28,571              --                --
Zola Partners, L.P. (9)                                35,714            35,714              --                --
Zurich Institutional Benchmarks Master Fund
    Ltd. (5)                                           35,714            35,714              --                --

                                     TOTAL (10)     6,160,708         6,160,708              --                --

________________

1. For each selling stockholder, this number represents the number of shares of common stock that would be beneficially owned by such selling stockholder after the conversion of the Notes beneficially owned by such selling stockholder as of March 31, 2004, assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus, and further assumes that all of the Notes have been converted.

2. For each selling stockholder, this number represents the percentage of common stock that would be owned by such selling stockholder after completion of the offering, based on the number of shares of common stock outstanding as of March 31, 2004 and assuming all the Notes beneficially owned by such selling stockholder as of March 31, 2004, have been converted.

3. We have been advised that Ms. Ann Houlihan may be deemed the beneficial owner of these shares by virtue of her voting control and investment discretion.

4. We have been advised that Mr. Lawrence Keele may be deemed the beneficial owner of these shares by virtue of his voting control and investment discretion.

5. We have been advised that Mr. Gene T. Pretti may be deemed the beneficial owner of these shares by virtue of his voting control of Zazove Associates, LLC, which has voting control and investment discretion with respect to these shares.

6. We have been advised that Messrs. Glenn Dubin and Henry Swieca may be deemed the beneficial owners of these shares by virtue of their voting control of Highbridge Capital Management, which has voting control and investment discretion with respect to these shares.

7. We have been advised that Mr. Steven A. Cohen may be deemed the beneficial owner of these shares by virtue of his voting control of both S.A.C. Capital Advisors, LLC and S.A.C. Capital Management, LLC, which share all voting control and investment discretion with respect to these shares.

8. We have been advised that Mr. Peter deLisser may be deemed the beneficial owner of these shares by virtue of his voting control of Sage Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

9. We have been advised that Mr. Mark Zola may be deemed the beneficial owner of these shares by virtue of his voting control of Zola Capital Management, LLC, which has voting control and investment discretion with respect to these shares.

10. Assumes conversion of 100% of the outstanding Notes (without giving effect to any capital adjustments). We note that the aggregate number of shares of common stock requested to be registered by the selling stockholders is greater than the total number of shares initially issuable upon conversion of 100% of the outstanding Notes. This may be due in part to sales or other transfers of Notes among the selling stockholders in which the person acquiring the Notes submits a request to register shares of common stock which were previously registered by the person who sold the Notes.